Exhibit 99.1

Selectica Reports Preliminary Fourth Quarter 2008 Financial Results

San Jose, CA – April 23, 2008 – Selectica, Inc. (Nasdaq: SLTC), a leading provider of enterprise contract lifecycle management (CLM) and sales configuration solutions, today announce preliminary financial results for the fourth fiscal quarter ended March 31, 2008. Selectica currently expects to report revenue of approximately $3.0 million and a net loss of approximately $(0.09) per share. As of March 31, 2008, cash, cash equivalents and investments were approximately $35.2 million.

“Our fourth quarter results did not meet our expectations,” said Robert Jurkowski, Chairman and Chief Executive Officer of Selectica. “The results were impacted by leadership transitions within both of our business units and by the terms of a significant contract that did not enable for any revenue to be recognized in the quarter.”

“An important part of our go to market strategy is to build a leveraged distribution model with leading partners that enable us to extend our reach to new vertical markets and new customers,” continued Jurkowski. “I am very excited by the landmark partnership agreement we signed with Accenture in the recent quarter. We are working together exclusively on a worldwide basis to take our products to targeted global companies in the life sciences industry. Through this partnership, we signed a significant deal with one of the world’s largest pharmaceutical companies in the quarter. However, due to contractual terms, we did not recognize any revenue in the quarter but expect to do so in future periods.”

Business Outlook

Selectica’s fiscal 2009 guidance for the 12 month period ending March 31, 2009 is for revenue of approximately $25 million and net income of 8% to 10% of revenue. The company expects to become profitable on a quarterly basis during the second half of fiscal 2009.

“The outlook for our businesses is promising,” concluded Jurkowski. “Demand for our products is strong. We are selectively making investments that I believe will accelerate our ability to capture the significant market opportunity. While we were able to deliver revenue growth for the full year and the fourth quarter compared with the same periods in the previous year, the nature of our business is such that future quarterly revenue growth may not be smooth. We will discuss our outlook for fiscal 2009 in greater detail during our conference call on May 12.”

The company will report financial results for the fourth fiscal ended March 31, 2008 after the close of the market on Monday, May 12, 2008. Selectica will host a conference call to discuss its financial results and operational highlights at 5:00 p.m. EDT (2:00 p.m. PDT) on Monday, May 12, 2008.

Members of the public are invited to listen to the Company’s conference call via a live webcast. To hear the webcast, visit the Investor Relations page of the Company’s website at http://www.selectica.com. To access the live conference call by phone, dial (800) 218-0204. Participants are asked to call the assigned number approximately 10 minutes before the scheduled starting time. For those unable to participate in the live conference call, starting two hours after the call a replay will be available by visiting the Investor Relations page of the Company’s website or by dialing (800) 405-2236 and entering the pass code 11111838#.

About Selectica, Inc.

Selectica, Inc. (Nasdaq: SLTC) provides enterprise-class software solutions for sales configuration and contract lifecycle management. Selectica’s contract management software solutions enable companies to manage critical business functions including contract administration, sourcing, procurement, governance, sales, revenue recognition, healthcare, and provide enterprise-wide visibility to key stakeholders such as General Counsel and executive management. Selectica’s Sales Configuration Solutions simplify and automate the configuration, pricing, and quoting of complex products and services. For over 10 years, Selectica has helped its customers generate substantial savings. Selectica customers represent leaders in manufacturing, technology, finance, retail, real estate, insurance, healthcare, semiconductor and telecommunications, including: ABB, ADP, Accenture, Bell Canada, Cisco, Covad Communications, Fujitsu, General Electric, Fireman’s Fund Insurance Company, Host Hotels, IBM, Juniper Networks, Reliance Industries, Rockwell Automation, Tellabs, and Walt Disney. Selectica is headquartered in San Jose, CA. For more information, visit the company’s Web site at www.selectica.com.

Forward Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s existing and new products. All forward-looking statements included in this release are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, (i) market and customer acceptance of Selectica products including the contract management and sales configuration products, (ii) the success of the ongoing restructuring of Selectica’s operations, (iii) and potential regulatory inquiries and litigation relating to the review of past stock granting practices and the related restatement of the Company’s financial statements and (iv) other factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and in other reports filed by Selectica with the Securities and Exchange Commission.

Contact:

Investor Contact: Scott Wilson, 415-785-7945, IR@selectica.com

Media Contact: Craig Remy, Selectica Public Relations, PR@selectica.com